Exhibit 10.3.6

MESA LABORATORIES INC.

RESTRICTED STOCK UNIT AGREEMENT

(Pursuant to the 2014 Equity Plan)

Version 1.2; February 4, 2019 (amended October 28, 2020)

Mesa Laboratories, Inc., a Colorado corporation (the “Company”) hereby agrees to award to the recipient named below (the “Recipient”) restricted stock units over the number of shares of Common Stock of the Company (the “Shares”) set forth as the “Award” in accordance with and subject to the terms, conditions and restrictions of this Restricted Stock Unit Agreement (the “Agreement”). The Award shall settle as Shares, but until such settlement, the Award will be denominated in restricted stock units. The Shares awarded will be released to the Recipient on the date set forth below (the “Release Date”) if the conditions described in this Agreement are satisfied. Such Award will be made under the terms of the Mesa Laboratories, Inc. 2014 Equity Plan (the “Plan”).

Name of Recipient:
Award:	XXX Shares
Award Date:
Current Value of Award:	$
Vesting Dates:	As detailed below
Release Date:	Next business day following the applicable vesting date.
Number of Shares Vesting	Date of Vesting

Section 1. Grant of Restricted Stock Unit

(a) This Award is in the form of restricted stock units that settle in Shares at the Release Date. If all of the conditions set forth in this Agreement are satisfied, the Shares will be released to the Recipient as soon as administratively possible following the Release Date. If these conditions are not satisfied, the Award shall be forfeited.

(b) Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Compensation Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder and hereunder, and its decision shall be binding and conclusive upon the Recipient and his/her legal representative in respect of any matters arising under the Plan or this Agreement.

(c) In the event of any conflict between the terms and conditions stated in this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern.

Section 2. Terms and Conditions of Restricted Stock Unit

The grant of restricted stock units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Ownership of Shares. Subject to the restrictions set forth in the Plan and this Agreement, the Recipient shall not possess any incidents of ownership of the Shares underlying the Award granted hereunder, including, without limitation, (i) the right to vote such Shares, and (ii) the right to receive any future dividends with respect to such Shares which may be declared and paid to holders of Common Stock by the Company in its sole discretion until after such future time that (x) the Award has vested as set forth above and (y) the Shares have been issued by the Company’s stock transfer agent in accordance with this Agreement.

(b) Dividends. Prior to the vesting of the Award and the subsequent issuance of the Shares by the Company’s stock transfer agent, the Recipient shall not be entitled to receive any dividends with respect to the Award (whether such dividends are paid in cash, stock or other property).

(c) Restrictions. The Award and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, until such time as the Shares are vested and thereafter issued, according to the Agreement. Any attempt to dispose of any Awards in contravention of the above restriction shall be null and void and without effect.

(d) Termination of Services. In the event that the services of the Recipient as an employee, director, or officer of the Company or a Subsidiary shall be terminated for any reason (otherwise than for cause, as specifically defined below) prior to the vesting or lapsing of restrictions with respect to any portion of the Award granted hereunder, such portion of the Award of the Grantee shall be automatically cancelled immediately after termination on the date of termination.  So long as the Recipient shall continue to provide services to the Company or Subsidiary as an employee, director or officer, the Award shall not be affected by any change of duties or position.

In the event the Recipient’s employment is terminated for cause while employed by the Company or a Subsidiary, all unvested Awards shall be cancelled immediately after termination on the date of termination, in addition to any other remedy which the Company may have. For purposes of this Section 2, the term “cause” shall include only the following acts committed by the Recipient while employed by the Company or a Subsidiary: (a) theft, bribery or fraud; (b) competing with the business of the Company, its operating groups or any other of the Company’s affiliates; (c) soliciting for employment any employees of the Company, its operating groups or any other of the Company’s affiliates; or (d) disclosing confidential information which is material to the Company and/or its affiliates.

(e) Income Taxes. Except as provided in the next sentence, the Company shall withhold an amount equal to the taxes that the Company determines is required to withhold under applicable tax laws with respect to the Award (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of the Award. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, or the parties otherwise agree, then the Company shall satisfy such withholding by any one or combination of the following methods: (i) by requiring the Recipient to pay such amount in cash or check; or (ii) by deducting such amount out of any other compensation otherwise payable to the Recipient.

(f) Acceleration Upon Change of Control. Vesting upon a change of control shall be treated as described in Article 13.6 of the Plan.

(g) Adjustments upon Change in Capital Structure. Changes in Capital Structure will be treated in accordance to Article 14 of the Plan.

(h) Special Provisions. The terms of this Award, including those termination provisions described in Section 2(d) above, are subject to all provisions in any employment agreement that is in effect either at the time of the Award issuance or any vesting of the Award or the Recipient’s termination of services with the Company.

Section 3. Miscellaneous

(a) Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to the Chief Financial Officer of the Company at the principal office of the Company and, in the case of the Recipient, to the Recipient’s address appearing on the books of the Company or to the Recipient’s residence or to such other address as may be designated in writing by the Recipient. Notices may also be delivered to the Recipient, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b) No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Recipient any right to continue in the employ of the Company, a Subsidiary or Affiliated Entity or shall interfere with or restrict in any way the right of the Company, a Subsidiary or Affiliated Entity, which is hereby expressly reserved, to remove, terminate or discharge the Recipient at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c) Bound by Plan. By signing this Agreement, the Recipient acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

(d) Imposition of Other Requirements. If the Recipient relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Recipient’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(e) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the benefit of the Recipient and the beneficiaries, executors, administrators, heirs and successors of the Recipient.

(f) Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(g) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(h) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(i) No Advice Regarding Agreement. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan, or the Recipient’s acquisition or sale of the underlying Shares. The Recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(j) Governing Law. This Agreement and the rights of the Recipient hereunder shall be construed and determined in accordance with and be governed by the laws of the State of Colorado.

(k) Insider Trading Restrictions/Market Abuse Laws. The Recipient acknowledges that the Recipient may be subject to insider trading restrictions and/or market abuse laws, which may affect the Recipient’s ability to acquire or sell shares of Common Stock under the Plan during such times as the Recipient is considered to have “inside information” regarding the Company (as defined by the laws in the Recipient’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Recipient acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Recipient is advised to speak to his or her personal advisor on this matter.

(l) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n) Consent to Jurisdiction and Venue. Each of the Parties agrees that the venue of any suit, action or proceeding (including any counterclaim asserted therein) arising under this Agreement shall be exclusively in the State or Federal courts in the City and County of Denver, Colorado. Each of the Parties hereby waives any objection which it may have now or may hereafter have to the laying of the venue of any such suit, action or proceeding and irrevocably submits to the jurisdiction of such court in any suit, action or proceeding and waives any claim or defenses of inconvenient forum or lack of subject matter jurisdiction. In making the foregoing submission to jurisdiction, each Party expressly waives the benefit of any contrary provision of any law.

By Recipient’s signature and the signature of the Company’s authorized representative below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s 2014 Equity Plan and this Agreement, all of which are attached and made part of this document.

RECIPIENT         MESA LABORATORIES, INC.

Signed:                   Signed:

By:                  By: John Sakys

Its: Chief Financial Officer